As Filed with the Securities              Registration No.33-________
and Exchange Commission on
September 25, 1997.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ----------------------------------------

                                  F O R M S - 8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                               Lancer Corporation
-------------------------------------------------------------------------------
               (Exact name of issuer as specified in its charter)

                 Texas                                          74-1591073
-------------------------------------------------------------------------------
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                          Identification Number)

 235 West Turbo, San Antonio, Texas                                78216
-------------------------------------------------------------------------------
(Address of Principal Executive Office)                         (Zip Code)


                              Stock Incentive Plan
-------------------------------------------------------------------------------
                            (Full title of the Plans)

                               Alfred A. Schroeder
                    235 West Turbo, San Antonio, Texas 78216
-------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (210) 524-1100
-------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------
                                            Proposed               Propose maximum
Title of securities      Amount to be       maximum offering       aggregate offering       Amount of
to be registered         registered         price per unit         price                    registration fee
------------------------------------------------------------------------------------------------------------
Common Stock
$.01 par value             (1)900,000        (2) $14.75             (2) $13,275,000         (2)$4,022.73
------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Plan in the event of Common Stock dividends, Common Stock splits, mergers, reorganizations, split-ups, combinations, recapitalizations or other changes in Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information


     Omitted pursuant to Rule 424 promulgated by the Securities and Exchange Commission (the Commission) pursuant to the Securities Exchange Act of 1934, as amended (the 1934 Act).

Item 2.  Registrant Information and Employee Plan Annual Information

     Omitted pursuant to Rule 424 promulgated by the Commission pursuant to the 1934 Act.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed by Lancer Corporation (hereinafter the Company or the Registrant) with the Commission are incorporated in and made a part of this Registration Statement by reference: Item 1, Description of Registrant s Securities to be Registered, of Form 8-A dated September 16, 1985; Annual Report on Form 10-K for the fiscal year ended December 31, 1996; Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

Item 4. Description of Securities

         Non-applicable.

Item 5. Interests of Named Experts and Counsel

         Non-applicable.

Item 6. Indemnification of Directors and Officers

     Article 2.02(16) of the Texas Business Corporation Act (the TBCA) empowers the Company to indemnify directors, officers, employees and agents of the Company and to purchase liability insurance for those persons to the extent permitted by Article 2.02-1 of the TBCA.

     Article 2.02-1 of the TBCA in part provides that a corporation may indemnify its officers and directors for any liability if it is determined that such officer or director (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as an officer or director, that his conduct was in the corporation s best interest, and in all other cases, that his conduct was at least not opposed to the corporation s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. These determinations must be made (i) by a majority vote of a quorum consisting of the directors who at the time of the vote are not named defendants or respondents in the proceeding, (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who, at the time of the vote, are not named defendants or respondents in the proceeding, (iii) by special legal counsel selected by the Board of Directors or a committee of the Board by a vote as set forth in (i) or (ii) above, or, if such a quorum cannot be obtained and such a committee vote cannot be established, by a majority vote of all directors, or (iv) by the shareholders in a vote that excludes the shares that are held by directors and officers who are named defendants or respondents in the proceeding.

     Under Article 2.02-1 of the TBCA, an officer or a director may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, but if the officer or director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the officer or director, the indemnification
(i) is limited to reasonable expenses actually incurred by the officer or director in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the officer or director shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea nolo contendere or its equivalent is not of itself determinative that the officer or director did not meet the requirements set forth above. An officer or director shall be deemed to have been found liable in respect of any claim, issue or matter only after the officer or director shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

     Article 2.02-1 of the TBCA authorizes a corporation to pay or reimburse the reasonable expenses incurred by an officer or director in advance of the final disposition of such proceeding if the corporation receives a written affirmation by the officer or director of his good faith belief that he has met the standard of conduct necessary for indemnification as well as a written undertaking to repay the amount paid by the corporation if it is ultimately determined that the officer or director has not met the requirements for indemnification. In addition, Article 2.02-1 of the TBCA empowers a corporation to indemnify and advance reasonable expenses to an employee, agent and certain other persons to the same extent it may indemnify in advance expenses to officers and directors. Finally, Article 2.02-1 of the TBCA empowers a corporation to purchase and maintain insurance on behalf of directors, officers, employees, agents and certain other persons against any liability asserted against such persons, whether or not the corporation would have the power to indemnify such persons against that liability under Article 2.02-1 of the TBCA.

     Under the Company s Bylaws, the Company shall, to the fullest extent to which it is empowered to do so by the TBCA or any other applicable laws as may from time to time be in effect, indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including court costs and attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided it is determined in accordance with applicable law that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Expenses may be advanced by the Company in advance of the final disposition of a proceeding upon the receipt of an undertaking by him to repay such amount unless it is ultimately determined he is entitled to indemnification. Further, under the Company s Bylaws the Board of Directors has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the Company s Bylaws.

Item 7.  Exemption from Registration Claimed

     On April 1, 1997, the Company issued 81,888 shares of Common Stock to Applied Beverage Systems (1990) Ltd. (ABS) in exchange for all of its assets in reliance on Section 4(2) of the Securities Act of 1933, as amended. On July 8, 1997, a three-for-two stock split in the form of a stock dividend was paid by the Company on all of its outstanding Common Stock, resulting in an additional 40,944 shares of Common Stock issued to ABS.

Item 8.  Exhibits

           *4.1    The Company s Articles of Incorporation, with Amendments.
           *4.2    The Company s Bylaws, with Amendments.
            4.3    The Stock Incentive Plan.
            5.1    Opinion of Matthews & Branscomb.
           23.1    Consent of KPMG Peat Marwick, LLP.
           23.2 Consent of Matthews & Branscomb, P.C. is included in their opinion filed as Exhibit 5.1 of this Registration Statement.
        -------------

     *These exhibits are incorporated by reference to the same exhibits to the Registrant s Registration Statement No. 33-55776 filed on Form S-8 with the Securities and Exchange Commission on December 16, 1992.

Item 9.  Undertakings

         (a)   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the 1933
                         Act);

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                    (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                         Provided,   however,   that  paragraphs  (a)(1)(i)  and
                    (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

                         (2) That, for the purpose of determining  any liability
                    under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each employee to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14(a)-3 or Rule 14(c)-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sooner given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the TBCA, the Registrant s Articles of Incorporation or the Registrant s Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by director, officer or controlling person of the Registrant the successful defense of any action, suit or proceeding) as asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on September 17, 1997.

                                                  REGISTRANT:
                                                  LANCER CORPORATION



                                                   By: /s/John P. Herbots
                                                   Name: John P. Herbots
                                                   Title: Vice President-Finance




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the date indicated.


September 17, 1997                                   /s/ Alfred A. Schroeder
----------------------------------------------------------------------------
Date                              Alfred A. Schroeder, Chairman of the Board


September 17, 1997                                   /s/ George F. Schroeder
----------------------------------------------------------------------------
Date                                   George F. Schroeder, President, Chief
                                              Executive Officer and Director

September 17, 1997                                       /s/ John P. Herbots
----------------------------------------------------------------------------
Date                                John P. Herbots, Vice President-Finance,
                                           Secretary, Treasurer and Director


September 17, 1997                                     /s/ Walter J. Biegler
----------------------------------------------------------------------------
Date                                             Walter J. Biegler, Director


September 17, 1997                                        /s/ Jean M. Braley
----------------------------------------------------------------------------
Date                                                Jean M. Braley, Director


September 17, 1997                                     /s/ Charles K. Clymer
----------------------------------------------------------------------------
Date                                             Charles K. Clymer, Director


September 17, 1997                                      /s/ Michael E. Smith
----------------------------------------------------------------------------
Date                                              Michael E. Smith, Director

                               REOFFER PROSPECTUS



     After giving effect to two three-for-two stock splits and an amendment of the Stock Incentive Plan by the Shareholders of Lancer Corporation (the Company or Lancer) on May 22, 1997, to increase the number of shares available for issuance under the Stock Incentive Plan, this Prospectus relates to 900,000 shares of the Common Stock, par value $.01 per share (Common Stock), of the Company, to be acquired by the Selling Shareholders (as defined below) upon the exercise of the options granted under the Stock Incentive Plan, as amended (the
Plan). This Prospectus also relates to such additional number of shares, presently undeterminable, as may become issuable under the Plan in the event of Common Stock dividends, Common Stock splits, mergers, reorganizations, split-ups, combinations, recapitalizations or other changes in the Common Stock. This Prospectus is intended for use in connection with any resale of shares of Common Stock by any Selling Shareholder (as defined below) who may be deemed an affiliate of the Company within the meaning of the Securities Act of 1933, as amended (the 1933 Act), and the rules and regulations promulgated thereunder. This Prospectus is being filed by the Company in conjunction with a Form S-8 Registration Statement of even date herewith.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus; and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholders. The delivery of this Prospectus at any time does not imply that any information contained in it is correct as of any time subsequent to the date upon it. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE COMMISSION) NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. FOR A DISCUSSION OF CERTAIN CONSIDERATIONS INVOLVED IN EVALUATING AN INVESTMENT IN THE COMPANY, SEE RISK FACTORS.

               ---------------------------------------------------

               The date of this Prospectus is September 17, 1997.

                                       9
                                                                              R1

                              AVAILABLE INFORMATION


     Lancer Corporation (the Company or Lancer) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 1934 Act), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). Such reports, proxy statements and other information can be inspected and copied at the Commission s office at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Jacob K. Javits Federal Building, 75 Park Place, 14th Floor, New York, New York 10007; Los Angeles Regional Office, 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036; and Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604 and Fort Worth Regional Office, 8th Floor, 411 West Seventh Street, Fort Worth, Texas 76102. Copies of such reports, proxy statements and other information concerning the Company can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company also may be inspected at the office of the American Stock Exchange, 86 Trinity Place, NY, NY 10006-1881.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in and made a part of this Prospectus by reference: Item 1, Description of Registrant s Securities to be Registered, on Form 8-A dated September 16, 1985; Annual Report on Form 10-K for the fiscal year ended December 31, 1996; Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Prospectus, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of filing such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                       10
                                                                              R2

     Lancer will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information referred to above that has been or may be incorporated by reference into this Prospectus (not including exhibits to the information so incorporated unless such exhibits are specifically incorporated by reference as well). Such request should be addressed to Lancer Corporation, 235 West Turbo, San Antonio, Texas 78216, (210) 524-1100.

                                       11
                                                                              R3

                                TABLE OF CONTENTS


                                                                           Page

Available Information                                                        R2
Incorporation of Certain Documents by Reference                              R2
Risk Factors                                                                 R5
Use of Proceeds                                                              R7
Selling Shareholders                                                         R7
Plan of Distribution                                                         R8
Indemnification of Officers and Directors                                    R9

































                                       12
                                                                              R4

                               LANCER CORPORATION


     Lancer Corporation, a Texas corporation (Lancer or the Company), designs, engineers, manufactures and markets fountain soft drink and other dispensing systems and related equipment for use in the food service and beverage industry. Lancer maintains its principal executive offices at 235 West Turbo, San Antonio, Texas 78216, and its telephone number is (210) 524-1100.

                                  RISK FACTORS

     The securities offered hereby involve some risk. In analyzing this offering, prospective investors should carefully consider, among others, the matters set forth below. The order in which such risks are discussed is not necessarily indicative of their relative significance.

     1. Reliance on One Customer.

     Substantially all of the Company s sales are derived from, or influenced by, The Coca-Cola Company. Lancer is a preferred supplier to The Coca-Cola Company. Direct sales to The Coca-Cola Company, the Company s largest customer, accounted for approximately 33%, 50% and 46% of the Company s total net sales for the years ended December 31, 1996, 1995 and 1994, respectively. None of the Company s customers, including The Coca-Cola Company, are contractually obligated to purchase minimum volumes of Lancer products. Consequently, The Coca-Cola Company has the ability to adversely affect, directly or indirectly, the volume and price of the products sold by the Company. Lancer does not expect any significant volume or price reductions in its business with The Coca-Cola Company. If they were to occur, however, such reductions would have a material adverse impact on the Company s financial position and its results of operations.

     2. Competition.

     The business of manufacturing and marketing beverage dispensing systems and related equipment is highly competitive, and the Company frequently competes with companies having substantially greater resources. The Company believes that product suitability and reliability, technical expertise, warranty, price and delivery time are important competitive factors and that the Company will be able to continue to compete successfully as a result of the technological expertise of its personnel, its ability to fabricate a substantial portion of parts used in its dispensing systems and its reputation for high product performance.

     3. Lack of Dividends.

     The Company has never paid cash dividends on the Common Stock, and does not anticipate doing so anytime in the near future. Payment of cash dividends is within the discretion of the Company s Board of Directors and is dependent upon earnings, operations, capital requirements, general financial condition of the Company and general business conditions.

                                                                              R5

     4. International Operations.

     For the years ended December 31, 1996, 1995, and 1994, forty-three percent (43%), thirty-five percent (35%) and twenty-nine percent (29%), respectively, of the Company s net sales were derived from sales to customers in foreign countries. In addition, the Company manufactures some of its products in Mexico, Australia, New Zealand, and Brazil, and markets and distributes its products internationally through the Company wholly-owned subsidiaries. The Company s foreign sales and operations could be adversely affected by foreign currency fluctuations, exchange controls, tax policies and other political and economic events, such as expropriation and deterioration in foreign economies. The Company attempts to limit such risks; however, there can be no assurance that these efforts will be successful.

     5. Supplies Shortages.

     Substantially all raw materials and parts not manufactured internally are available from two or more suppliers. The Company has not experienced any significant shortages in the supply of its raw materials and parts over the past several years; however, from time to time shortages have occurred. Shortages in such raw materials and parts may delay or limit the manufacture of the Company s products and thus, adversely affect the Company s operations. The Company does not stockpile large amounts of such raw materials and parts, but attempts to control its inventory through extrapolation of historical production figures and its knowledge of the market. In addition, the Company has often manufactured parts that were not then available in desired quantities. However, there can be no assurance that these measures will be successful or that such shortages will not occur in the future.

     6. Liability.

     Like other manufacturers, the Company is subject to various claims arising in the ordinary course of business, including product liability claims and employees claims for personal injury. In 1988, the Company opted out of the Texas workman s compensation program (under which the Company s liability for an employee s personal injury claim was limited) primarily as a cost-cutting measure; at the same time, the Company implemented an intensive safety program designed to limit the number and extent of employee-related injuries. In addition, the Company has accrued approximately $1,148,000 as of July 1, 1997, to cover employees personal injury claims and has obtained a reimbursement insurance policy covering employees personal injury claims which, after a $1 million self-insured retention by the Company, provides coverage of $5 million per occurrence and $10 million in the aggregate. The Company also has obtained general liability insurance covering product liability claims up to $25 million. Under catastrophic circumstances, such liability could exceed the Company s insurance limits and could have a material adverse effect upon the Company.

                                                                              R6

     7. Key Personnel.

     The Company is dependent upon the services of Alfred A. Schroeder and George F. Schroeder--the Chairman of the Board and President, respectively, of the Company--due primarily to their technical expertise and their relationships with the Company s customers. While the Company does not anticipate the loss of the Schroeders services in the near future, any such loss could have a material adverse effect upon the Company.

     8. Voting Power.

     As of July 1, 1997, the directors and executive officers of the Company will beneficially own approximately 35.6% of the outstanding shares of the Common Stock. As a result, the directors and the executive officers of the Company have the ability to affect the vote of the Company s shareholders on significant corporate actions requiring shareholder approval, including mergers, share exchanges and sales of all or substantially all of the Company s assets. With such voting power, the directors and executive officers of the Company may also have the ability to delay or prevent a change in control of the Company.


                                 USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock pursuant to the exercise of options issued under the Plan will be added to the Company s working capital and used for general corporate purposes. The net proceeds received by optionees upon the sale of the Common Stock issued upon the exercise of options granted pursuant to the Plan shall be used for the personal purposes of the optionees.

                              SELLING SHAREHOLDERS

     It is anticipated that the optionees listed below (individually the Selling Shareholder and collectively the Selling Shareholders) will sell, from time to time, all or some of the shares of Common Stock issued upon the exercise of the options granted pursuant to the Plan. The number of shares of Common Stock which are subject to such options as of July 1, 1997, and which may be offered for sale by the Selling Shareholders pursuant to this Prospectus, is also listed below. The number of shares of Common Stock owned by the Selling Shareholders as of July 1, 1997, after exercise of any options granted under the Plan is also provided below. In addition, certain unnamed non-affiliates may use this reoffer prospectus for reoffers and resales in accordance with rules and regulations promulgated by the Securities and Exchange Commission.

                                       15
                                                                              R7

                                    Shares of Common Stock Owned
                                    by Selling Shareholder due to the           Shares of Common Stock
Name of Selling Shareholder         Exercise of Options Under the Plans         Subject to Options

Abbott, Robert W.                                       28,125
Canales, Jose A.                                                                           11,250
Durham, Samuel                                                                             33,750
Herbots, John P.                                                                           22,500
Raymondi, Michael U.                                                                       22,500
Sprinkle, James R.                                                                         11,250
Thomas, Charles W.                                                                         11,250
Adams, Raymond J.                                        1,200                              2,700
Adams, Scott D.                                                                             4,500
Brightwell, William T.                                                                      3,000
Brown Sammy E.                                           4,500
Dooley, Dan P.                                                                              4,500
Elwood, Ray O.                                                                              4,500
Frerich, Raymond A.                                                                         7,500
Giblin, Vince A.                                                                            6,750
Guy, Thomas                                                                                 4,500
Hooker, Joseph D.                                        4,500
Hunt, Dan                                                                                   6,000
Kolodziejcyk, Roger                                                                         1,500
Lawrence, John                                                                              4,500
Minyon, James                                                                               4,500
Mushinski, Marion A.                                                                        6,000
Neal, Scott J.                                           1,800                              4,060
Rohmer, Christi A.                                                                          4,500
Romanyszyn, Michael T., Jr.                                                                 6,750
Thomas, Glen R.                                          4,500
Thomas, John P.                                          1,200                              4,500
Wanderski, Paul E.                                         600                              2,700
Young, Calvin L., Jr.                                                                       3,600
Bodolai, Peter                                                                              4,500
Brown, Peter                                                                                4,500
Carrera, Jose Marcos                                                                        7,500
Chowdhury, Anuradha                                                                         1,500
Courtnell, Andrew                                        4,500
Calaby, Stephen                                                                             4,500
Demkin, Vlademir                                         4,500
Gehl, Robert E.                                                                             7,500
Kiriakoff, Zdravko                                                                          4,500
Pereira, Bryan                                                                              6,750
Sanclemente, Antonio                                                                        7,500
Thompson, Keith                                          4,500
Vlismas, Steve                                                                              4,500
Whelan, John                                                                                9,000


                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell their shares of Common Stock issued upon exercise of the options granted under the Plan (i) pursuant to this Prospectus through brokers transactions within the meaning of Rule 144(g) promulgated under the 1933 Act, or (ii) in a transaction exempt from the registration provisions of Section 5 of the 1933 Act.

                                       16
                                                                              R8

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02(16) of the Texas Business Corporation Act (the TBCA) empowers the Company to indemnify directors, officers, employees and agents of the Company and to purchase liability insurance for those persons to the extent permitted by Article 2.02-1 of the TBCA.

     Article 2.02-1 of the TBCA in part provides that a corporation may indemnify its officers and directors for any liability if it is determined that such officer or director (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as an officer or director, that his conduct was in the corporation s best interest, and in all other cases, that his conduct was at least not opposed to the corporation s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. These determinations must be made (i) by a majority vote of a quorum consisting of the directors who at the time of the vote are not named defendants or respondents in the proceeding, (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who, at the time of the vote, are not named defendants or respondents in the proceeding, (iii) by special legal counsel selected by the Board of Directors or a committee of the Board by a vote as set forth in (i) or (ii) above, or, if such a quorum cannot be obtained and such a committee vote cannot be established, by a majority vote of all directors, or (iv) by the shareholders in a vote that excludes the shares that are held by directors and officers who are named defendants or respondents in the proceeding.

     Under Article 2.02-1 of the TBCA, an officer or a director may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, but if the officer or director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the officer or director, the indemnification
(i) is limited to reasonable expenses actually incurred by the officer or director in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the officer or director shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea nolo contendere or its equivalent is not of itself determinative that the officer or director did not meet the requirements set forth above. An officer or director shall be deemed to have been found liable in respect of any claim, issue or matter only after the officer or director shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

                                       17
                                                                              R9

     Article 2.02-1 of the TBCA authorizes a corporation to pay or reimburse the reasonable expenses incurred by an officer or director in advance of the final disposition of such proceeding if the corporation receives a written affirmation by the officer or director of his good faith belief that he has met the standard of conduct necessary for indemnification as well as a written undertaking to repay the amount paid by the corporation if it is ultimately determined that the officer or director has not met the requirements for indemnification. In addition, Article 2.02-1 of the TBCA empowers a corporation to indemnify and advance reasonable expenses to an employee, agent and certain other persons to the same extent it may indemnify in advance expenses to officers and directors. Finally, Article 2.02-1 of the TBCA empowers a corporation to purchase and maintain insurance on behalf of directors, officers, employees, agents and certain other persons against any liability asserted against such persons, whether or not the corporation would have the power to indemnify such persons against that liability under Article 2.02-1 of the TBCA.

     Under the Company s Bylaws, the Company shall, to the fullest extent to which it is empowered to do so by the TBCA or any other applicable laws as may from time to time be in effect, indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including court costs and attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided it is determined in accordance with applicable law that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Expenses may be advanced by the Company in advance of the final disposition of a proceeding upon the receipt of an undertaking by him to repay such amount unless it is ultimately determined he is entitled to indemnification. Further, under the Company s Bylaws the Board of Directors has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the Company s Bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                       18
                                                                             R10